Exhibit 99.1
For Immediate Release
CRUMBS BAKE SHOP REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS
JULIAN R. GEIGER TO BECOME PRESIDENT AND CHIEF EXECUTIVE OFFICER
New York, New York. November 14, 2011 —Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB) (formerly known as 57th Street General Acquisition Corp.), a national neighborhood bakery and the largest U.S.-based cupcake specialty store chain, today reported financial results for the third quarter ended September 30, 2011.
In a separate press release issued today, the Company also announced naming Julian R. Geiger as the Company’s new President and Chief Executive Officer, effective today. Jason Bauer, who co-founded the Company’s operating subsidiary, Crumbs Holdings, LLC (“Crumbs”) and served as its President and Chief Executive Officer since 2003, will become Senior Vice President of Business Development.
Third Quarter Highlights as Compared to Year Ago Period Include:
•	Net sales increased 18.3% to $8.9 million; gross profit increased 14.9% to $5.1 million.
•	Store operating weeks increased 41% to 468 from 332.
•	GAAP net loss attributable to stockholders was $(0.9) million or $(0.17) per diluted share.
•	Adjusted EBITDA[1], a non GAAP measure, of $(0.7) million compared to $0.5 million.
•	2 new stores opened in both Illinois and New York.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.
Jason Bauer, Co-Founder of Crumbs stated, “Although we were disappointed with our third quarter results, we are taking definitive action to improve performance. To that point, I am very excited that Julian R. Geiger has agreed to become our new President and Chief Executive Officer, given his extensive experience building brands and fostering growth. I believe that his leadership will be an important ingredient in Crumbs’ development and I look forward to working closely with him in building the business over time.”
Third Quarter Financial Results
Net sales for the third quarter of 2011 increased 18.3% to $8.9 million from $7.5 million in the same period last year. Store operating weeks increased 41% to 468 from 332.
Cost of sales increased 23.1% to $3.8 million from $3.1 million, and as a percentage of net sales, increased 1.7 percentage points to 42.5%. Gross profit increased 14.9% to $5.1 million from $4.4 million compared to the third quarter of 2010 due to higher net sales.
General and administrative expenses were $0.7 million, or 7.4% of net sales, compared to $0.3 million in the same period last year, or 4.7% of net sales as the Company incurred higher professional fees and public company costs.
Adjusted EBITDA was negative $(0.7) million compared to $0.5 million in the same period last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.
GAAP net loss attributable to stockholders was $(0.9) million or $(0.17) per diluted share, compared to a net loss of ($39,000) or ($0.01) per diluted share in the same period last year.
Store Development
During the third quarter of 2011, the Company opened four stores in New York and Illinois and ended the three-month period with a total of 39 stores opened across six states and the District of Columbia.

Outlook
Management is suspending its previously announced guidance for 2011 net sales and adjusted EBITDA but is reaffirming its new store development outlook of 16-18 store openings within existing markets. For 2012, the Company will continue to open stores in both existing markets and new markets such as Boston and Philadelphia and intends to address its overall outlook development and financial outlook when it reports year-end results early next year.
The process to identify and install a new independent director on the Company’s Board of Directors has begun. As required by the NASDAQ Corporate Governance Rules, the Company has notified NASDAQ of Mr. Geiger’s appointment and provided it with a plan for compliance with the requirements of Rule 5605 that the Board of Directors be comprised of a majority of independent directors by letter dated November 14, 2011. The plan for compliance includes increasing the size of the board to 9 persons, the identification and review of several potential nominees being considered by the Company’s Nominating and Governance Committee and the Board’s plan to add such additional independent director as soon as possible but expected to be within the next 60 days.
Conference Call
As previously announced, the Company will host a conference call to discuss third quarter 2011 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 888-490-2763 or for international callers by dialing 719-325-2339. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 8454427. The replay will be available until December 4, 2011.
The call will be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.
About Crumbs Bake Shop, Inc.
The first Crumbs Bake Shop opened its doors in March 2003 on the Upper West Side of Manhattan, New York, by co-founders Mia and Jason Bauer. The design of Crumbs Bake Shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment with wall-to-wall treats. Ranked the largest retailer of cupcakes nationwide and one of Inc. Magazine’s 10 Breakout Companies of 2010, Crumbs currently has 45 locations, including 31 locations in the New York Metro area, 6 locations on the West Coast, 3 locations in Washington, D.C., 1 location in Virginia and 4 locations in Illinois. The specialty of the house is cupcakes; however, the menu also includes an irresistible blend of comfort-oriented classics and elegant baked goods. There are more than 60 varieties of cupcakes baked fresh daily with a new cupcake of the week debuting each Monday.
Forward Looking Statements
Some of the statements in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current view concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that the benefits anticipated from the business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from the business transaction making it more difficult to maintain relationships with customers, employees or suppliers ; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market continued listing standards; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; the general volatility of the market prices of our securities and general economic conditions; our ability to successfully implement new strategies; operating hazards; competition and the loss of key personnel and any of the factors in the “Risk Factors” section Item 1A of our Quarterly Report on Form 10-Q; and any statements of assumptions underlying any of the foregoing. You should also carefully review other reports that we file with the Securities and Exchange Commission. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information
The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to September 30, 2011, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to the Tax Receivable Agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to U.S. generally accepted accounting principles (GAAP) results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR
IR@crumbs.com / 646-545-4702

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
(Formerly Known As 57th Street General Acquisition Corp.)
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$8,876	$7,506	$28,889	$22,546

Cost of sales	3,768	3,062	12,194	9,212

Gross profit	5,108	4,444	16,695	13,334

Operating expenses
Selling expenses	283	239	1,010	818
Staff expenses	3,101	2,082	9,209	5,982
Occupancy expenses	1,827	1,240	5,192	3,504
General and administrative	660	349	1,682	935
New store expenses	419	171	533	351
Depreciation and amortization	362	213	1,037	614

	6,652	4,294	18,663	12,204

Income (loss) from operations	(1,544)	150	(1,968)	1,130

Other income (expense)
Interest and other income	—	—	—	—
Abandoned lease projects	(6)	(190)	(20)	(198)

	(6)	(190)	(20)	(198)

Income (loss) before income taxes	(1,550)	(40)	(1,988)	932

Income taxes	11	—	11	—

Net income (loss) attributable to the controlling and non-controlling interests	(1,561)	(40)	(1,999)	932

Less: Net (income) loss attributable to non-controlling interest	647	—	829	—

Net income (loss) attributable to stockholders	$(914)	$(40)	$(1,170)	$932

Net income (loss) per common share, basic and diluted	$(0.17)	$(0.01)	$(0.21)	$0.29

Weighted average number of common shares outstanding, basic and diluted	5,506	6,063 *	5,568	3,177 *

*	The weighted average number of common shares outstanding is that of Crumbs Bake Shop, Inc.

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
(Formerly Known As 57th Street General Acquisition Corp.)
CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$8,628	$655
Trade receivables	331	248
Inventories	366	241
Prepaid rent	577	387
Deferred financing costs	—	215
Other current assets	350	82

Total current assets	10,252	1,828

Property and equipment, net	11,287	8,784

Other Assets
Deferred tax asset	4,774	—
Restricted certificate of deposit	673	30
Intangible assets, net	383	429
Deposits	287	277
Other	93	36

Total other assets	6,210	772

	$27,749	$11,384

LIABILITIES, MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,726	$2,616
Payroll liabilities	391	141
Sales tax payable	70	48
Gift cards and certificates outstanding	124	120

Total current liabilities	2,311	2,925

Long-term liabilities
Deferred rent	2,666	1,863
Payable to related parties pursuant to tax receivable agreement	2,387	—

Total liabilities	7,364	4,788

Members’ equity	—	6,596

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000 shares authorized; 390 shares issued and outstanding at September 30, 2011	—	—
Common stock, $.0001 par value; 100,000 shares authorized; 7,100 shares issued, 5,506 outstanding at September 30, 2011	—	—
Additional paid-in capital	30,255	—
Accumulated deficit	(1,764)	—
Treasury stock, at cost	(15,914)	—

Total Crumbs Bake Shop, Inc. stockholders’ equity	12,577	—
Non-controlling interest	7,808	—

Total stockholders’ equity	20,385	—

	$27,749	$11,384

CRUMBS BAKE SHOP, INC. AND SUSIDIARIES
(Formerly Known As 57th Street General Acquisition Corp.)
ADJUSTED EBITDA AS DEFINED BY AMENDMENT NO. 3 TO THE
BUSINESS COMBINATION AGREEMENT DATED APRIL 7, 2011
(UNAUDITED AND IN THOUSANDS)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Net income (loss) attributed to the controlling and non-controlling interest	$(1,560)	$(39)	$(1,988)	$931

Depreciation	328	184	936	527
Amortization	34	29	101	87
Abandoned Lease Costs	6	189	20	198
Deferred Rent Expense	413	163	671	373
Non-recurring expenses	51	0	149	0

Adjusted EBITDA	$(728)	$526	$(111)	$2,116